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                  ARTICLES OF INCORPORATION
                             of
                        SURE HAIR, INC.

I, the undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Colorado Corporation Act, adopt the following Articles of Incorporation for such corporation:

FIRST:	The name of the corporation is:
                        SUREHAIR, INC.

SECOND:	The period of its duration is perpetual.

THIRD:	The nature of the business of this
corporation and the objects and purposes to be transacted, promoted and carried on by it are all lawful business for which corporations may be incorporated pursuant to the Colorado
Corporation Code.

FOURTH:	The aggregate number of shares of all
classes of Capital Stock which the corporation shall have the authority to issue is 55,000,000 shares, which shall be divided into two classes as follows:
(1)	50,000,000 shares of the par value of
$.001 per share, all of which shares
shall be of one class and shall be
designated as "Common Stock"; and

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(2)	5,000,000 shares of Preferred Stock, of
the par value of $1.00 per share.

Shares may be issued for money, property or services rendered and the directors may issue said stock for such consideration as in their sole discretion they shall deem reasonable and all shares so issued shall be deemed full paid and nonassessable.

The preferred stock shall be classified, divided and issued in series. Each series of preferred stock may be issued as determined from time to time by the directors and stated in the resolutions or resolutions providing for the issuance of such stock adopted by the directors. Each series is to be appropriately designated prior to the issue of any shares thereof by some distinguishable letter, number or title. All shares of preferred stock shall be of equal rank and have the same rights and preferences, and shall be subject to the same qualifications, limitations and restrictions, without distinction between shares of different series thereof, except in regard to the full wing particulars, which may be different in different series.

(a)	The rate of dividends, the time of payment of dividends,
whether dividends are cumulative and the date from which any dividend may accrue;

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(b)	Whether shares may be redeemed and, if so, the redemption
price and the terms and conditions of redemption;

(c)	The amount payable upon share shares in the event of
voluntary or involuntary liquidation;

(d)	Sinking fund or other provisions, if any, for the
redemption or purchase of shares;

(e)	The terms and conditions on which shares may be converted
if the shares of any series are issued with the privilege of conversion; and,

(f)	Voting powers, if any.

If specified in the resolution of directors establishing the rights of a series of preferred stock, the holders of such series of preferred stock which may, without limiting the generality of the foregoing, be given the right, voting as a series by itself or with other series or all other series of preferred stock, to elect one or more directors of the corporation if there shall have been a default in the payment of dividends on any one or more series of preferred stock or under other circumstances and on such conditions as the directors may determine.

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The directors may from time to time increase the number of
shares of any series of preferred stock already created by providing that any unissued shares of preferred stock already created by providing that any unissued shares of preferred stock shall constitute part of such series or may decrease (but not below the number of shares thereof then outstanding) the number of shares of any series of preferred stock already created providing that any unissued shares previously assigned to such series shall no longer constitute a part thereof. The Board is hereby empowered to classify or reclassify any unissued preferred stock by fixing or altering the terms thereof in respect to the above mentioned particulars and by assigning the same to an existing or newly created series from time to time before the issuance of such stock.

The Board of Directors shall have the authority to impose restrictions upon the transfer of the capital stock of the corporation as they deem necessary in the best interests of the corporation or as required by law.

	FIFTH:	Cumulative voting for the election of directors
shall be permitted.

	SIXTH:	Shareholders shall not have the preemptive right
to acquire additional or treasury shares of the corporation.

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	SEVENTH:	The Address of the initial registered office of
the corporation is Suite 2300, First Interstate Tower South, 621
Seventh Street, Denver, Colorado 80293. The name of the registered agent at said address is Jack R. Viders.

	EIGHTH:	The governing and of this corporation shall be
known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of this corporation, provided, however, that the initial Board of Directors shall consist of one person. So long as the number of directors shall be less than three, no shares of this corporation may be issued and held of record by more shareholders than there are directors. Any shares issued in violation of this paragraph shall be null and void. In the event there are less than three directors, this provisions shall also constitute a restriction on the transfer of shares and a legend shall be conspicuously placed on each certificate respecting shares preventing transfer of the shares to more shareholders than there are directors.

The name and post office address of the original Board of Directors is as follows.:

		Donald L. Reed		6960 So. Harrison Street
					Littleton, CO 80122

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		NINTH:	When, with respect to any action to be taken
by shareholders of this corporation, the Colorado Corporation
Code required (unless a different percentage is provided in the Articles of Incorporation) the vote or concurrence of the holders of two-thirds of the outstanding shares, of the shares entitled to vote thereon, or of any class or series, such action may be taken by the vote or concurrence of a majority of such shares or class or series thereof.

		TENTH:	The name and address of the incorporator is:

            Name:             Address:

   Donald L. Reed             6960 So. Harrison Street
                              Littleton, CO 80122

Dated: June 3, 1986

                                    /s/ Donald L. Reed
                                    ________________________
                                    Donald L. Reed

STATE OF COLORADO )
    CITY AND      )  ss.
COUNTY OF DENVER  )

I, the undersigned notary public, hereby certify that on the 3rd day of June, 1986, personally appeared before, Donald L. Reed, who being by me first duly sworn, severally declared that he is the person who signed the foregoing document as incorporator, and that the statements therein contained are true.

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IN WITNESS WHEREOF, I have hereunto set my hand and seal this 3rd day of June, 1986.

My Commission Expires:

							___________________________
							Notary Public